Exhibit 10.14

WAG LABS, INC.

<date>

Dear <first_name> <last_name>,

Wag Labs, Inc. (the “Company”) is pleased to offer you employment on the following [amended] terms. [This letter agreement (this “Letter”) amends and replaces in its entirety the offer letter between you and the Company dated <date>, as amended].

1.Position; Work Location. Effective as of <effective_date>, your title will be <title>, and you will report to the [[Company’s Board of Directors (the “Board”)]1 / [Chief Executive Officer]]. Your primary work location will be based out of the Company’s Mountain View office.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  [For the avoidance of doubt, you will be expressly permitted to serve as a member of the board of directors of two entities that does not compete with or create a conflict of interest with the Company.  In addition, you will be elected to serve on the Board.]2  By signing this Letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation.  Effective as of <effective_date>, the Company will pay you a base salary at the rate of $<salary> per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, commencing on <start of performance period>, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board.  Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.  The determinations of the Board with respect to your bonus will be final and binding.

3.Retention Bonus.  <retention_bonus>.

4.Employee Benefits.  Like all Company employees, you will be eligible to participate in a number of Company-sponsored benefits made available to employees, as in effect from time to time.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.Stock Options.  <equity_vesting_provisions>.

6.<Year> Management Carve-Out Bonus Plan.  Subject to the approval of the Board or its Compensation Committee, you will be eligible to participate in the Company’s <year>

[1]	For Chief Executive Officer only.
[2]	For Chief Executive Officer only.

Management Carve-Out Bonus Plan on such terms and conditions established by the Board or its Compensation Committee at a future date.

7.Severance Benefits.  You previously signed that certain letter agreement between you and the Company dated <date>, a copy of which is attached hereto as Exhibit A (the “Severance Letter Agreement”).  [In connection with this Letter, you will be required to sign the form of amendment to the Severance Letter Agreement dated of even date herewith, a copy of which is attached hereto as part of Exhibit A (the “Severance Letter Amendment”).  You acknowledge and agree that the Severance Letter Agreement, as amended by the Severance Letter Amendment, will remain in full force and effect, and you remain subject to its terms].

8.Proprietary Information and Inventions Agreement [and Arbitration Agreement].  As a condition of the commencement of your employment with the Company in calendar year <employment_start_year>, you signed the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B [,and the Company’s standard Arbitration Agreement, a copy of which is attached hereto as Exhibit C].  You acknowledge and agree that the terms of such Proprietary Information and Inventions Agreement remain in full force and effect, and you remain subject to its terms.

9.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this Letter.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.Tax Matters.

(a)Withholding.  All forms of compensation referred to in this Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

11.Expense Reimbursement.  You will be reimbursed by the Company for all documented reasonable business expenses that are incurred in the ordinary course of business in accordance with the Company’s expense reimbursement policy in effect from time to time.  The Company shall also provide you with a new Company-owned laptop computer for your use provided you agree to comply with any applicable Company policies regarding its use.

12.Definitions.  The following terms have the meaning set forth below wherever they are used in this Letter:

“Change in Control” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the voting rights attached to the Company’s securities is transferred, or (iii) a sale, lease, exclusive irrevocable license to material technology or other disposition of all or substantially all of the assets or business of the Company; provided that a “Change of Control” does not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

“Involuntary Termination” means a “Termination without Cause” under the Severance Letter Agreement.

13.Interpretation, Amendment and Enforcement.  This Letter and Exhibits A and B supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein.  This Letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Letter or arising out of, related to, or in any way connected with, this Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in connection with any Dispute or any claim related to any Dispute.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this Letter [and the enclosed Severance Letter Amendment] and returning them to me.

Very truly yours,

WAG LABS, INC.

By:

I have read and accept this employment offer:

Dated:

Attachment

Exhibit A:Copy of the Severance Letter Agreement between you and the Company dated <date> [and the form of Severance Letter Amendment]

Exhibit B:Copy of Executed Proprietary Information and Inventions Agreement

[Exhibit C:Arbitration Agreement]

Exhibit A

Copy of the Severance Letter Agreement between you and the Company dated <date>[ and the form of Severance Letter Amendment]

WAG LABS, INC.

<date>

Attention: <first_name><last_name>

Re:Severance Benefits

Dear <first_name>:

Wag Labs, Inc. (the "Company") is pleased to offer you the following severance benefits subject to the terms and conditions of this letter. Except as otherwise provided in this letter, all of the terms and provisions of your-offer letter dated <offer_letter_date> with the Company (the "Offer Letter") shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Offer Letter, and the terms and conditions of this letter, the terms and conditions of this letter shall prevail.

1.	Severance Benefits
(a)	General

If you are subject to a Termination Without Cause, then you will be entitled to the payments and benefits described in this Section 1. However, this Section 1 will not apply unless you (i) have returned all Company property in your possession, (ii) continue to comply with any restrictive covenants between you and the Company and/or its affiliates ("Covenant Obligations"), and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the "Release Deadline"). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the payments or benefits described in this Section 1. Moreover, in the event of any breach of your Covenant Obligations, then you will not be entitled to the payments or benefits described in this Section I and you will immediately repay the Company for any such payments or benefits to the extent previously paid.

(b)	Cash Severance

If you are subject to a Termination Without Cause, then, as severance pay, the Company will continue to pay you your base salary for a period of six (6) months (the "Cash Severance"), subject to applicable tax withholdings. The initial installment of the Cash Severance will be made on the first regularly scheduled payroll date to occur after your release becomes effective and will include all payments of the Cash Severance that would have been made prior to such date, but for the obligation to execute a release, with all remaining installments to be paid as originally scheduled; provided, that, notwithstanding anything to the contrary herein, in the event that the 50-day release period described above spans two taxable years, the initial installment of the Cash Severance shall in all events be paid in the second such taxable year. Each installment of Cash Severance shall be treated as a separate and distinct payment.

(c)	COBRA

If you are subject to a Termination Without Cause and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 6-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. In the event that you are required to make a COBRA premium payment prior to the date on which your release becomes effective, then you will be required to pay the entire premium amount, and the Company will reimburse you for its share of such amount on the first regularly scheduled payroll date occurring after you release becomes effective; provided, that, notwithstanding anything to the contrary herein, in the event that the 50-day release period described above spans two taxable years, you will be required to pay the entire premium amount until the second such taxable year and the Company will reimburse you for its share of such amount on the first regularly scheduled payroll date occurring after the later of the date on which your release becomes effective and the first day of the second such taxable year: provided, further, that the Company may modify the continuation coverage contemplated by this Section l(c) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(d)	Coordination with <date> Management Carve-Out Bonus Plan

In the event you are selected to participate in and execute a Participation Agreement under the Company's <date> Management Carve-Out Bonus Plan (the "Plan") and you thereafter become entitled to receive a Change of Control Bonus (as defined under the Plan) pursuant to the terms and conditions of the Plan, the amount of the Change of Control Bonus that you otherwise would be entitled to receive under the Plan will be reduced by the amount of any Cash Severance actually paid to you under this letter. Any reduction in your Change of Control Bonus under this Section l(d) will be paid to the Company's stockholders in accordance with the Company's Fifth Amended and Restated Certificate of Incorporation in respect of their equity interests in the Company and not to the other participants under the Plan. Except as otherwise provided in this letter, all of the terms and provisions of the Plan and your Participation Agreement, if any, shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Plan with respect to the subject matter under this Section l(d), and the terms and conditions of this letter, the terms and conditions of this letter shall prevail.

2.	Definitions

"Cause" means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company's written policies or rules, (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

"Section 409A" means Section 409 of the Code and the regulations promulgated thereunder.

"Separation" means a "separation from service," as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

"Termination Without Cause" means a Separation as a result of a termination of your employment or other service by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation l.409A-l(n)(l ).

3.	Miscellaneous

The Company may withhold from any payments under this letter any amount required to satisfy any tax withholding obligations under applicable law and any other withholdings authorized by you.

This letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein (including, without limitation, any rights you may have to severance and Company payment of any COBRA continuation coverage). This letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. Any controversy relating to this letter shall be settled by the Company and you by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (available free of charge at www.adr.org). The arbitration, including any discovery thereto, shall be subject to the Federal Arbitration Act. Such arbitration shall be presided over by a single arbitrator in Mountain View, California. Each party shall split the cost of the arbitrator's fees, unless otherwise required by applicable law. The arbitrator shall have the authority to award any damages authorized by law. This agreement to arbitrate shall apply to both the Company and to you. If any dispute arises or any claim is initiated in arbitration either by the Company or you regarding any act to be performed under this letter, the Company may, in its sole and absolute discretion, retain any amount or benefit payable to you hereunder and postpone the performance of such act, until final adjudication of the dispute between the parties claiming rights to such payments and/or benefits.

This letter and the payments and benefits provided hereunder are intended to be exempt from or comply with the requirements of Section 409A to the maximum extent possible. To the extent Section 409A is applicable to this letter, this letter and any payments and benefits hereunder are intended to comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that (a) neither the Company nor any of its affiliates make any representation or warranty as to this letter's (or any payment's) exemption from, or compliance with, Section 409A, and (b) in no event shall the Company (or any of its affiliates) (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Section 409A or for any damages incurred by you as a result of this letter (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A.

To indicate your acceptance of the terms and conditions set forth in this letter, please sign a copy of this letter in the space indicated below and return it to <contact_name> on or before <date>. If you have any questions, please contact <contact_name>.

Sincerely,

Wag Labs, Inc.

By:

ACKNOWLEDGED AND AGREED:

I hereby acknowledge and agree to the terms and conditions of this letter.

<first_name><last_name>	<execution_date>

WAG LABS, INC.

<date>

TO:<first_name><last_name>

RE:Amendment to Severance Letter Agreement

Dear <first_name>,

This letter (this “Severance Letter Amendment”) is intended to amend and restate certain defined terms and references set forth in that certain letter agreement between you and the Company dated <severance_letter_date>, a copy of which is attached hereto as Exhibit A (the “Severance Letter Agreement”). Except as specifically set forth in this Severance Letter Amendment, all of the terms and provisions of the Severance Letter Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Severance Letter Agreement, and the terms of this Severance Letter Amendment, the terms and conditions of this Severance Letter Amendment shall prevail.

1.	Amendment to Definition of “Offer Letter”

The second sentence setting forth the definition of “Offer Letter” in the introductory paragraph of the Severance Letter Agreement on page 1 is amended and restated to read as follows:

“Except as otherwise provided in this letter, all of the terms and provisions of your offer letter dated <offer_letter_date> with the Company (the “Offer Letter”) shall remain unmodified and in full force and effect.”

2.	Amendment to Definition of the “Plan”

The definition of the “Plan” in Section 1(d) of the Severance Letter Agreement is amended and restated to mean the “<date> Management Carve-Out Bonus Plan” and all references to the “<date> Management Carve-Out Bonus Plan” are amended and restated to reference the “<date> Management Carve-Out Bonus Plan.”

3.	Amendment to Reference to Certificate of Incorporation

All references to the Company’s “Fifth Amended and Restated Certificate of Incorporation” are amended and restated to reference the Company’s “Sixth Amended and Restated Certificate of Incorporation.”

* * * * *

To acknowledge your receipt of this Severance Letter Amendment and your agreement with its terms, please sign and date the enclosed duplicate original of this Severance Letter Amendment and return it to me.

Very truly yours,

WAG LABS, INC.

By:

I have read and accept the terms of this Severance Letter Amendment:

Dated:

EXHIBIT A SEVERANCE LETTER AGREEMENT

Exhibit B

Copy of Executed Proprietary Information and Inventions Agreement

[•]

[Exhibit C

Arbitration Agreement

[•]]